Exhibit 10.20

SUMMARY OF THE COMPANY’S NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors are paid $2,000 for each Board meeting attended in person, $1,000 per Board meeting conducted by telephone, $1,500 for each Audit Committee meeting attended, whether in person or by phone, $1,000 for each Compensation Committee, Nominating Committee or Special Committee meeting attended in person and $500 for each Compensation Committee, Nominating Committee or Special Committee meeting conducted by telephone.  In addition, the Chairman of the Audit Committee is paid an additional fee of $8,000 per year and the Compensation Committee Chairman is paid an additional fee of $4,000 per year for their services as such.  All directors are reimbursed for their reasonable expenses related to attendance at meetings.

In accordance with the Company’s 2000 Director Stock Option Plan, any non-employee director first elected to the Board will receive a stock option award of 50,000 shares.  Each year, as of the Annual Meeting of Stockholders, each non-employee director will receive a stock option award of 15,000 shares.